Exhibit 10.30
Second Amended and Restated Executive Officer Eligibility Notice

Arena Pharmaceuticals, Inc.
Second Amended and Restated Severance Benefit Plan
Eligibility Notice
To: Amit D. Munshi
Date: December 12, 2021
Arena Pharmaceuticals, Inc. (the “Company”) adopted the Arena Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan effective on June 11, 2021, as amended (the “Plan”). Capitalized terms used in this Eligibility Notice (this “Eligibility Notice” or this “Agreement”) have the meanings set forth in the Plan.
The Company intends to enter into an Agreement and Plan of Merger (“Merger Agreement”), dated on or about the date hereof, by and among the Company, [Parent], Inc., a Delaware corporation (“Parent”), and [Merger Sub], a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) and collectively with other transactions contemplated by the Merger Agreement ( the “Transactions”). This Agreement shall become effective as of, but subject to the occurrence of the closing of the Merger (the “Effective Date”). If the closing of the Merger does not occur, this Agreement shall be void ab initio.
The Company is providing you (the “Executive”) with this Eligibility Notice to reflect your continued eligibility to participate in the Plan:
1. The terms and conditions of the Executive’s participation in the Plan are as set forth in the Plan and this Eligibility Notice, which together constitute the Summary Plan Description for the Plan. By executing this Eligibility Notice the Executive hereby acknowledges and agrees that, as of the Effective Date, the terms of the Plan and this Eligibility Notice supersede and replace any rights to benefits that Executive may have had under any Termination Protection Agreement, severance benefit plan, policy or practice previously maintained by the Company, including but not limited to the Prior Plan or any prior agreement (including the Amended and Restated Severance Benefit Plan Eligibility Notice) entered into by the Executive, if applicable.
The parties hereto agree that the Executive Employment Agreement, dated May 6, 2016, by and between Executive and the Company (the “Executive Employment Agreement”) shall remain in effect (other than any rights or benefits to which Executive was otherwise entitled under Section 7.2 of the Executive Employment Agreement and has waived pursuant to the Amended and Restated Severance Benefit Plan Eligibility Notice, dated June 11, 2021, by and between Executive and the Company).
2. (a) In the event that it shall be determined (as hereafter provided) that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this Section 2 shall not be conditioned upon the Executive’s termination of employment.
(b) Subject to the provisions of Section 2(c), all determinations required to be made under this Section 2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (or any successor thereto) (the “Accounting Firm”), except to the extent that, in the opinion of independent tax counsel

Exhibit 10.30
selected by the Company’s independent auditors and reasonably acceptable to the Executive (“Tax Counsel”) determines that any Payment (in whole or in part) does not constitute a parachute payment within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 2(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 30 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
i.give the Company any information reasonably requested by the Company relating to such claim,
ii.take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
iii.cooperate with the Company in good faith in order effectively to contest such claim, and
iv.permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that, to the extent necessary to contest such claim, the Executive agrees to extend the statute of limitations applicable to the payment of taxes for the taxable year of the Executive with respect to the

Exhibit 10.30
contested amount and the Company will use its commercially reasonable efforts to limit such extension to the payment of taxes with respect to the contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
    (d)    If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 2(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 2(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 2(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
    (e)    Any Gross-Up Payment, as determined pursuant to this Section 2, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 2(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 2, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
    (f)    Definitions. The following terms shall have the following meanings for purposes of this Section 2.
i.“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
ii.A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the effective date specified above.
[EXECUTIVE]
/s/ Amit D. Munshi
Amit D. Munshi
Arena Pharmaceuticals, Inc.

/s/ Michael E. Paolucci
Name: Michael E. Paolucci
Title: EVP, Chief Human Resources Officer